Exhibit 99.2

FRONT OF CARD

INTEGRATED CIRCUIT SYSTEMS, INC.

PROXY

Solicited on behalf of the Board of Directors

The undersigned hereby appoints Hock E. Tan and Justine F. Lien, and each of them, as proxies with full power of substitution, to vote all shares of common stock which the undersigned has power to vote at the Special Meeting of Stockholders of Integrated Circuit Systems, Inc. to be held at              am EST on             , 2005, and at any adjournment or postponement thereof, in accordance with the instructions set forth herein and with the same effect as though the undersigned were present in person and voting such shares.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED “FOR” ITEM 1, AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The Directors recommend a vote “FOR” item 1.

1. ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED JUNE 15, 2005, BY AND BETWEEN INTEGRATED CIRCUIT SYSTEMS, INC. AND INTEGRATED DEVICE TECHNOLOGIES, INC.

❑	FOR the adoption of the Agreement and Plan of Merger

❑	AGAINST the adoption of the Agreement and Plan of Merger

❑	ABSTAIN

(Please date and sign on reverse side)

BACK OF CARD:

(Continued from other side)

PLEASE INDICATE WHETHER YOU WILL ATTEND THE SPECIAL MEETING OF STOCKHOLDERS ON             , 2005.

☐	I plan to attend the Special Meeting.

☐	I do not plan to attend the Special Meeting.

PLEASE SIGN EXACTLY AS NAME APPEARS. JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD SO INDICATE WHEN SIGNING. IF SIGNER IS A CORPORATION, PLEASE SIGN FULL NAME BY DULY AUTHORIZED OFFICER.

Dated: , 2005

Signature

(Stockholders Sign Here)

PLEASE RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE